As filed with the Securities and Exchange Commission on August 21, 2001

Registration No. 333-66686

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2

To
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PERKINELMER, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	8711	04-2052042

(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

45 William Street

Wellesley, MA 02481
(781) 237-5100
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Terrance L. Carlson

Senior Vice President, General Counsel and Clerk
PerkinElmer, Inc.
45 William Street
Wellesley, MA 02481
(781) 237-5100
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:

David E. Redlick, Esq. Michael J. LaCascia, Esq. Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 Telephone: (617) 526-6000 Telecopy: (617) 526-5000	Andrew R. Brownstein, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Telephone: (212) 403-1000 Telecopy: (212) 403-2000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and certain other conditions under the Merger Agreement are met or waived.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed
Title of Each Class of	Amount to be	Offering Price	Maximum Aggregate	Amount of
Securities to be Registered	Registered(1)	Per Share(2)	Offering Price(3)	Registration Fee(4)

Common Stock, $1.00 par value per share(5)	23,324,164 shares	$9.44	$707,974,606.40	$176,993.65

(1)	Based upon the maximum number of shares of common stock of the Registrant that may be issued to the stockholders of Packard BioScience Company pursuant to the merger described herein giving effect to the exercise of all options to purchase Packard BioScience Company’s common stock and rights to purchase Packard BioScience Company’s common stock under Packard BioScience Company’s employee stock purchase plan.
(2)	Based, pursuant to Rule 457(c) under the Securities Act of 1933, as amended, upon the average of the high and low prices of Packard BioScience Company’s common stock on Wednesday, August 1, 2001 ($9.44), as reported on The Nasdaq National Market.
(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(f) under the Securities Act of 1933, as amended, and based upon the product of the maximum number of shares of Packard BioScience Company’s common stock to be cancelled in the merger described herein (74,997,310) and the average of the high and low prices of Packard BioSciences Company’s common stock on Wednesday, August 1, 2001 ($9.44), as reported on the Nasdaq National Market.

(4)	Calculated by multiplying 0.00025 by the proposed maximum aggregate offering price ($707,974,606.40). Registration Fee previously paid.

(5)	Shares of the Registrant’s common stock being registered hereby are accompanied by the Registrant’s preferred stock purchase rights. Until the occurrence of certain prescribed events, such rights are not exercisable, are evidenced by each certificate for the Registrant’s common stock and will be transferred along with and only with the Registrant’s common stock.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

This Amendment No. 2 to Form S-4 is being filed by the Registrant for the sole purpose of clarifying that the shares of the Registrant's common stock being registered hereby are accompanied by the Registrant's preferred stock purchase rights.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

      Section 67 of Chapter 156B of the General Laws of the Commonwealth of Massachusetts, as amended (the “Massachusetts Business Corporation Law”), and Article V, Section 9 of the Registrant’s by-laws, to which reference is hereby made, contain provisions authorizing indemnification by the Registrant of directors, officers, employees or agents against certain liabilities and expenses, which they may incur as directors, officers, employees or agents of the Registrant or of certain other entities. Section 67 of Chapter 156B of the Massachusetts Business Corporation Law provides that the indemnification of directors, officers, employees and agents of a corporation and persons who serve at the corporation’s request as directors, officers, employees and other agents of another organization may be provided to whatever extent as shall be specified by (i) the articles of organization of the corporation or (ii) a by-law adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Unless otherwise provided in the articles of organization or the by-laws, the indemnification of any persons described above who are not directors of the corporation may be provided by the corporation to the extent authorized by the directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding prior to the final disposition of such action or proceeding, upon receipt of an undertaking by the indemnified person to repay such payment if he shall be adjudicated to be not entitled to indemnification under Section 67 of Chapter 156B of the Massachusetts Business Corporation Law. Any indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization. Indemnification may not be provided for any person with respect to any matter as to which that person shall have been adjudicated in any proceeding to not have acted in good faith in the reasonable belief that his action was in the best interest of the corporation.

      Section 65 of Chapter 156B of the Massachusetts Business Corporation Law provides a limitation on the imposition of liability under other sections of the Massachusetts Business Corporation Law. Under this section, a director, officer or incorporator of a corporation is to perform his duties in good faith and in a manner he reasonably believes to be in the best interests of the corporation and with such care as an ordinarily prudent person in a like position would use under similar circumstances. Such director, officer or incorporator is entitled to rely on information, opinions, reports or records, including financial statements, books of accounts and other financial records, which are prepared by or presented by or under the supervision of (i) one or more officers or employees of the corporation whom the director, officer or incorporator reasonably believes to be reliable and competent in the matters presented, or (ii) counsel, public accountants or other persons as to matters that the director, officer or incorporator reasonably believes to be within such a person’s professional expert competence, or (iii) in the case of a director, a duly constituted committee of the board of directors upon which he does not serve, as to matters within its delegated authority, which committee the director reasonably believes to merit confidence. If a director, officer or incorporator performs his duties in the manner that is set forth above, that fact shall be an absolute defense to any claim asserted against him except as expressly provided by statute.

      Section 13 of Chapter 156B of the Massachusetts Business Corporation Law provides that the articles of organization of a corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 61 or 62 of Chapter 156B of the Massachusetts Business Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Article Six of the Restated Articles of Organization of the Registrant, as amended, contains a provision consistent with Section 13 of Chapter 156B of the Massachusetts Business

Corporation Law and provides that to the fullest extent permitted by the Massachusetts Business Corporation Law, a director of the Registrant shall not be personally liable to the Registrant or its stockholder for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.

      Section 9 of Article V of the By-Laws of the Registrant contains provisions relating to the indemnification of directors and officers of the Registrant, which are consistent with Section 67 of Chapter 156B of the Massachusetts Business Corporation Law. This section provides that no indemnification will be provided to any person who was or is a director or officer with respect to any matter as to which such person shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation; nor shall indemnification be provided where the corporation is required or has undertaken to submit to a court the question of whether or not indemnification by it is against public policy and it has been finally determined that such indemnification is against public policy; provided, however, that, prior to such final adjudication, the corporation may compromise and settle any such claims and liabilities and pay such expenses, if such settlement or payment, or both, appears, in the judgment of a majority of those members of the board of directors who are not directly involved in such matters, to be in the best interest of the corporation as evidenced by a resolution to that effect adopted after receipt by the corporation of a written opinion of counsel for the corporation that, based upon the facts available to such counsel such person has not acted in a manner that would prohibit indemnification.

      Section 67 of Chapter 156B of the Massachusetts Business Corporation Law also contains provisions authorizing a corporation to obtain insurance on behalf of any director, officer, employee or agent of the corporation against liabilities, whether or not the corporation would have the power to indemnify against such liabilities. The Registrant maintains director and officer liability and company reimbursement liability insurance. Subject to certain deductibles, such insurance will pay up to $50,000,000 per year on claims or errors and omissions against the Registrant’s directors and officers and will reimburse the Registrant for amounts paid to indemnify directors and officers against the costs of such claims pursuant to the Registrant’s by-laws.

Item 21.  Exhibits and Financial Statement Schedules.

Exhibit
No.		Title

2.1	(1)	Agreement and Plan of Merger, dated as of July 13, 2001, among PerkinElmer, Pablo Acquisition Corp. and Packard BioScience.
4.1	(2)	Specimen Certificate of PerkinElmer’s Common Stock, $1.00 par value per share.
4.2	(3)	Form of Indenture dated June 28, 1995 between PerkinElmer and the First National Bank of Boston, as Trustee.
4.3	(3)	Form of Senior Indenture, dated August 7, 2000, between PerkinElmer and Bank One Trust Company, N.A., as Trustee.
4.4	(4)	Form of Supplemental Indenture, dated August 7, 2000, between PerkinElmer and Bank One Trust Company, N.A., as Trustee.
4.5	(5)	Amended and Restated Rights Agreement, dated as of January 30, 2001, between PerkinElmer and Mellon Investor Services LLC, as Rights Agent.
5.1	†	Opinion of Hale and Dorr LLP.
8.1	†	Opinion of Hale and Dorr LLP regarding tax matters.
8.2	†	Opinion of Wachtell, Lipton, Rosen & Katz regarding tax matters.
23.1	†	Consent of Hale and Dorr LLP (included in Exhibit 5.1).
23.2	†	Consent of Hale and Dorr LLP (included in Exhibit 8.1).
23.3	†	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2).

Exhibit
No.		Title

23.4	†	Consent of Arthur Andersen LLP regarding PerkinElmer.
23.5	†	Consent of Arthur Andersen LLP regarding Packard BioScience.
23.6	†	Consent of Ernst & Young LLP, Independent Auditors.
23.7	†	Consent of PricewaterhouseCoopers LLP, Independent Accountants.
24	†	Power of Attorney.
99.1	(1)	Stockholder’s Agreement, dated as of July 13, 2001, between PerkinElmer and Stonington Capital Appreciation 1994 Fund, L.P.
99.2	(1)	Form of Voting Agreement, dated as of July 13, 2001, between PerkinElmer and certain stockholders of Packard BioScience.
99.3	†	Form of proxy card of PerkinElmer.
99.4	†	Form of proxy card of Packard BioScience.
99.5	†	Consent of Goldman, Sachs & Co.
99.6	†	Consent of J.P. Morgan Securities Inc.

†	Previously filed.

(1)	Incorporated by reference to PerkinElmer’s Current Report on Form 8-K dated July 13, 2001.

(2)	Incorporated by reference to PerkinElmer’s Current Report on Form 10-Q for the quarter ended July 1, 2001.

(3)	Incorporated by reference to PerkinElmer’s Registration Statement on Form S-3 (File No. 33-59675).

(4)	Incorporated by reference to PerkinElmer’s Current Report on Form 8-K dated August 2, 2000.

(5)	Incorporated by reference to PerkinElmer’s Annual Report on Form 10-K for the year ended December 31, 2000.

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are not applicable, and, therefore, have been omitted.

Item 22.  Undertakings.

      A.  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C.  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      D.  The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      E.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      F.  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

      G.  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Wellesley, Commonwealth of Massachusetts, on the 21st day of August, 2001.

PERKINELMER, INC.

By:	/s/ TERRANCE L. CARLSON

Terrance L. Carlson
Senior Vice President,
General Counsel and Clerk

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Gregory L. Summe	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	August 21, 2001

* Robert F. Friel	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 21, 2001

* Tamara J. Erickson	Director	August 21, 2001

* Kent F. Hansen	Director	August 21, 2001

* John F. Keane	Director	August 21, 2001

* Nicholas A. Lopardo	Director	August 21, 2001

* Michael C. Ruettgers	Director	August 21, 2001

* Gabriel Schmergel	Director	August 21, 2001

Signature	Title	Date

* Kenton J. Sicchitano	Director	August 21, 2001

* G. Robert Tod	Director	August 21, 2001

*/s/ TERRANCE L. CARLSON Terrance L. Carlson, as attorney-in-fact		August 21, 2001